Exhibit 4.2
TAG ALONG AGREEMENT
by and among
EAGLE ROCK PIPELINE, L.P.
EAGLE ROCK PIPELINE GP, LLC
EAGLE ROCK HOLDINGS, L.P.
AND
THE PURCHASERS SET FORTH ON THE SIGNATURE PAGES HERETO

TAG ALONG AGREEMENT
     THIS TAG ALONG AGREEMENT (this “Agreement”) is made and entered into as of March 27, 2006, by and among EAGLE ROCK PIPELINE GP, LLC, a Delaware limited liability company (the “General Partner”), EAGLE ROCK PIPELINE, L.P., a Delaware limited partnership (the “Company”), EAGLE ROCK HOLDINGS, L.P, a Texas limited partnership (the “Initial Limited Partner”) and each of the parties set forth on the signature pages hereto (the “Purchasers”). Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement, as defined below.
RECITALS
     WHEREAS, the Company, the Purchasers and the other parties thereto have entered into a Purchase Agreement, dated as of March 27, 2006 (the “Purchase Agreement”);
     WHEREAS, in connection with the Purchase Agreement, the Company has agreed to sell Common Units to the Purchasers and to convert the Initial Limited Partner’s limited partner interest into Subordinated Units;
     WHEREAS, in connection with the Purchase Agreement, the Company has agreed to provide the tag along and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement;
     WHEREAS, the Initial Limited Partner will own 33,582,918 Subordinated Units following the execution and delivery of the Partnership Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. The terms set forth below are used herein as so defined:
     “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliate Transfer” means any transfer of Common Units (and/or the rights granted to the Purchasers by the Company under this Agreement) from any Purchaser to an Affiliate of such Purchaser and any successive Affiliate Transfers.
     “Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.

     “Commission” means the United States Securities and Exchange Commission.
     “Common Units” shall have the meaning set forth in the Purchase Agreement.
     “Company” has the meaning specified therefor in the introductory paragraph of this Agreement.
     “Drag-Along Notice” has the meaning set forth in Section 2.01(a).
     “Drag-Along Right” has the meaning set forth in Section 2.01(a).
     “Holder” means the record holder of any limited partner interest in the Company.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
     “IPO” means the initial public offering and sale of Common Units or other equity securities issued in exchange therefore in connection with any merger, consolidation or other business combination involving the Company to the public pursuant to a Registration Statement on form S-1 that has been declared effective under the Securities Act by the Securities and Exchange Commission.
     “Partnership Agreement” has the meaning set forth in the Purchase Agreement.
     “Participation Offer” has the meaning set forth in Section 2.01(a).
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Purchase Agreement” has the meaning specified in the Recitals.
     “Purchased Securities” shall have the meaning set forth in the Purchase Agreement.
     “Purchasers” has the meaning specified in the introductory paragraph hereto.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Subordinated Units” has the meaning set forth in the Partnership Agreement.
     “Tag Along Notice” has the meaning set forth in Section 2.01(a).
     “Tag Along Units” has the meaning set forth in Section 2.01(a).
     “Transfer” (including the correlative terms “Transfers,” “Transferring” or “Transferred”) means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of limited partner interests in the Company, including Common Units and Subordinated Units (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, limited partner interests are transferred or shifted to another Person; provided, however, that (i) a Transfer by the Initial Limited Partner to an Affiliate shall not be deemed a Transfer, (ii) an exchange, merger, recapitalization, consolidation or reorganization involving the Company as contemplated by Article X of the Partnership Agreement shall not be deemed a Transfer and (iii) an exchange, merger, recapitalization, consolidation or reorganization involving the Company in which securities of the Company or any other Person and/or cash are issued in respect of all limited partner interests shall not be deemed a Transfer if all limited partner interests are treated identically in any such transaction (other than (A) differences resulting from the treatment of fractional interests that would otherwise result from such transaction, (B) the cancellation for no consideration of limited partner interests held by any Party that has consented to such cancellation, and/or (C) differences resulting from any election made by the Parties so long as all Parties have an equal opportunity to make such an election).
“Units” shall have the meaning set forth in the Partnership Agreement.
ARTICLE II
TRANSFER RIGHTS
Section 2.01 Tag Along Right.
     (a) Any Transfer for value by the Initial Limited Partner of Subordinated Units (the “Tag Along Units”) prior to an IPO shall be subject to this Section 2.01. In connection with any proposed Transfer that is subject to this Section 2.01, the Initial Limited Partner shall give written notice to each Purchaser (the “Tag Along Notice”) at least fifteen (15) Business Days prior to any proposed Transfer that is subject to this Section 2.01. The Tag Along Notice shall specify the proposed transferee, whether such proposed transferee is willing to purchase Common Units then held by the Purchasers and, if so, the maximum number of Common Units such proposed transferee is willing to purchase from such Purchasers, the number of Tag Along Units to be Transferred by the Initial Limited Partner to such proposed transferee, the amount and type of consideration to be received therefor, and the place and date on which the Transfer is expected to be consummated. The Tag Along Notice shall include an offer (the “Participation Offer”) by the Initial Limited Partner to include in the proposed Transfer on the terms described in Section 2.01(c) a number of Common Units designated by any of the Purchasers, not to exceed, in respect of any such Purchaser, the product of (A) the sum of the aggregate number of Tag Along Units to be sold by the Initial Limited Partner to the proposed transferee and (B) a fraction with a numerator equal to the number of Common Units held by such other Purchaser and a denominator equal to the number of Units held by the Initial Limited Partner and all Purchasers on the date of the Transfer.
     (b) Except as set forth herein and in Section 2.01(a) above, the per unit consideration to be received for any Common Units included in a proposed Transfer hereunder shall be the same per unit consideration to be received by the Initial Limited Partner as set forth in the Participation Offer. Each Purchaser who wishes to include

Common Units in the proposed Transfer in accordance with the terms set forth in the Participation Offer shall so notify the Initial Limited Partner not more than ten (10) Business Days after the date of the Tag Along Notice, failing which such Purchaser shall not be entitled to participate in the proposed Transfer.
     (c) The Participation Offer shall be conditioned upon the Initial Limited Partner’s Transfer of Tag Along Units pursuant to the transactions contemplated in the Tag Along Notice with the transferee named therein. If any other Purchasers have accepted the Participation Offer, the Initial Limited Partner shall reduce to the extent necessary the number of Tag Along Units it otherwise would have Transferred in the proposed Transfer so as to permit the Purchasers who have accepted the Participation Offer to sell the number of Common Units that they are entitled to sell under this Section 2.01, and the Initial Limited Partner and such Purchasers shall sell the number of Units specified in the Participation Offer to the proposed transferee in accordance with the terms of such sale as set forth in the Tag Along Notice; provided, however, that if the proposed transferee deals solely with the Initial Limited Partner and refuses to purchase from the Purchasers who have accepted the Participation Offer the number of Units that they are entitled to sell under this Section 2.01, then (i) the Initial Limited Partner shall be entitled to sell up to the number of Common Units specified in the Participation Offer to the proposed transferee in accordance with the terms of such sale as set forth in the Tag Along Notice and (ii) the Initial Limited Partner shall then purchase from such Purchasers who have accepted the Participation Offer, on the terms set forth in the Tag Along Notice, up to the number of Common Units that they would have been entitled to sell under this Section 2.01 had the proposed transferee purchased such Common Units directly from such Purchasers in accordance with the terms of this Section 2.01. Any Purchaser who participates in a Transfer under this Section 2.01 shall not be liable for any transaction costs associated with such a Transfer other than the legal costs incurred by that Purchaser and, if the Initial Limited Partner is obligated to pay selling commissions, then a pro-rata portion of such selling commissions.
     (d) The closing of such purchase by the transferee shall be on the same date that the transferee acquires Tag Along Units from the Initial Limited Partner; provided that such Purchaser have been given ten (10) days advance notice of such closing; provided further, however, that any such closing shall be delayed, to the extent required, until the next succeeding Business Day following the expiration of any required waiting periods under the HSR Act and the obtaining of all other governmental approvals reasonably deemed necessary by a party to the Transfer.
Section 2.02 Drag-Along Right.
     (a) Prior to an IPO, in connection with any Transfer for value (whether by sale, merger or otherwise) of all of the Subordinated Units beneficially owned by the Initial Limited Partner to any Person, the Initial Limited Partner shall have the right to require all of the Purchasers to sell all, but not less than all, of their Common Units on the terms described in Section 2.02(b) below (the “Drag-Along Right”).

     (b) In connection with any proposed Transfer subject to this Section 2.02, the Initial Limited Partner shall give written notice to each Purchaser at least twenty (20) days prior to such Transfer, which notice shall specify the amount of consideration to be received by the Initial Limited Partner for its Subordinated Units in connection with such Transfer and the place and date on which the Transfer is expected to be consummated (a “Drag-Along Notice”). Until the first anniversary of the date of this Agreement, the Drag-Along Right shall be limited such that the amount of consideration to be received by the Purchasers for their Common Units must be equal to or greater than $18.02 per unit. Following the first anniversary of the date of this Agreement, the per unit consideration to be received by Purchasers in a Transfer governed by this Section 2.02 shall be equal to the per unit consideration to be received by the Initial Limited Partner as reflected in the Drag-Along Notice.
     (c) The closing of such purchase by the transferee shall be on the same date that the transferee acquires securities from the Initial Limited Partner (it being acknowledged that (i) in no event shall the Initial Limited Partner be obligated to Transfer any securities and (ii) the Purchasers shall not be obligated to Transfer any securities unless and until the Initial Limited Partner Transfers securities hereunder), provided that the Purchasers have been given twenty (20) days’ advance notice of such closing; provided further, however, that any such closing shall be delayed, to the extent required, until the next succeeding Business Day following the expiration of any required waiting periods under the HSR Act and the obtaining of all other governmental approvals reasonably deemed necessary by a party to such Transfer.
     (d) The Initial Limited Partner shall have the right to require the Company to cooperate fully with potential acquirors of the Company in a prospective transaction pursuant to this Section 2.02 by taking all customary and other actions reasonably requested by such Persons or such potential acquirors, including without limitation, making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors and making its employees reasonably available for interviews.
Section 2.03 Representations and Warranties. The Initial Limited Partner and each Purchaser who Transfers Common Units pursuant to this Agreement shall not be required to make any representations or warranties in connection with such Transfer other than representations and warranties as to (and the Initial Limited Partner and each such Purchaser shall execute an agreement for the benefit of the proposed transferee providing for representations and warranties as to) (i) such unitholder’s ownership of the Tag Along Units or Common Units, as the case may be, to be Transferred free and clear of all liens, claims and other encumbrances other than those arising under this Agreement, (ii) such unitholder’s power and authority to effect such Transfer, and (iii) such matters pertaining to compliance with securities laws as are relevant to determining whether an exemption from registration is available in connection with such Transfer; provided, however, for the avoidance of doubt, the parties acknowledge that the consideration to be received by the Initial Limited Partner and such Purchaser may consist of, among other things, an interest in an escrow account, a security or other consideration, the ultimate value of which may be dependent upon, among other things, the accuracy of representations and warranties relating to the Company and its business or the future performance of the Company. Neither the Initial Limited Partner or the Purchasers shall be required to provide any indemnification for losses or claims other than with respect to a breach of such representations and warranties.
     Section 2.04 Additional Acts. Each Purchaser who participates in a Transfer pursuant to this Agreement shall promptly perform, at the sole cost and expense of the requesting party (except for attorneys’ fees and expenses, which shall be borne by the party incurring such costs), whether before or after any such closing, such additional acts (including, without limitation, executing and delivering additional documents, the terms and conditions of which shall be no more burdensome to such Purchaser than the terms and conditions of the documents executed by the Initial Limited Partner in connection with such Transfer) as are reasonably required to effect more fully the transactions contemplated by this Agreement.
ARTICLE III
MISCELLANEOUS
     Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:
     (a) if to the Purchasers, at the most current address given by the Purchasers to the Company in accordance with the provisions of this Section 3.01, which address initially is, with respect to the Purchasers, the addresses set forth in the Purchase Agreement,
     (b) if to a permitted transferee of a Purchaser, to such Holder at the address furnished by such permitted transferee, and
     (c) if to the Company, at 14950 Heathrow Forest Parkway, Suite 111, Houston, Texas 77032, notice of which is given in accordance with the provisions of this Section 3.01.
     All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.
     Section 3.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Purchased Securities to the extent permitted herein.
     Section 3.03 Transfer or Assignment of Tag Along Rights. The rights granted to the Purchasers by the Company under this Agreement may be transferred or assigned by any Purchaser to one or more transferee(s) or assignee(s) of such Purchaser so long as: (a) following such transfer or assignment such transferee or assignee holds Common Units representing at least $10 million of the Purchased Securities sold pursuant to the terms of the Purchase Agreement, or (b) any transferee or assignee of such Common Units is already a party to this Agreement; provided that in any case, (x) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such tag along rights are being transferred or assigned, and

(y) each such transferee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement (unless it is already a party to this Agreement); and provided further, that the requirements in this Section 3.03(a) and (b) shall not apply to an Affiliate Transfer.
     Section 3.04 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief, including specific performance, in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.05 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.06 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.07 Governing Law. The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.
     Section 3.08 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.09 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.10 Amendment. This Agreement may be amended only by means of a written amendment signed by the Company and the Holders of a majority of the then outstanding Purchased Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
     Section 3.11 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EAGLE ROCK PIPELINE, LP

By:	Eagle Rock Pipeline GP, LLC
its general partner

By:	/s/ Alex A. Bucher
Alex A. Bucher
Chief Executive Officer

EAGLE ROCK PIPELINE GP, LLC
By:	/s/ Alex A. Bucher
Alex A. Bucher
Chief Executive Officer

EAGLE ROCK HOLDINGS, L.P.

By:	Eagle Rock GP, LLC its general partner

By:	/s/ Alex A. Bucher
Alex A. Bucher
Chief Executive Officer

[Signature Page to Tag Along Agreement]

GSO Special Situations Fund LP
By:	GSO Associates LLC, its general partner

By:	/s/ Matthew W. Quigley
Matthew W. Quigley
Senior Vice President

[Signature Page to Tag Along Agreement]

RCH Energy Opportunity Fund I, L.P.

By:	RCH Energy Opportunity Fund I GP, L.P., its general partner

By:	RR Advisors, LLC, its general partner

By:	/s/ Robert Raymond
Robert Raymond,
its sole member

[Signature Page to Tag Along Agreement]

HSH Nordbank AG, Cayman Islands Branch
By:	/s/ Thomas Emmons
Thomas Emmons
Senior Vice President

By:	/s/ Rohan Singh
Rohan Singh
Vice President

[Signature Page to Tag Along Agreement]

Stephenson Equity Company
By:	/s/ Charles C. Stephenson, Jr.
Charles C. Stephenson, Jr.
Partner

[Signature Page to Tag Along Agreement]

Swank MLP Convergence Fund, LP
By:	/s/ Jerry Swank
Jerry Swank,
Managing Partner

[Signature Page to Tag Along Agreement]

Tortoise Capital Resources Corporation
By:	/s/ David J. Schulte
David J. Schulte
President and Chief Executive Officer

[Signature Page to Tag Along Agreement]

Kenmont Onshore Fund, L.P.

By	Kenmont Investment Management, L.P., its Investment Manager

By:	/s/ John Harkrider

John Harkrider Chief Financial Officer
[Signature Page to Tag Along Agreement]

RAMOT Capital, LLC
By:	/s/ Carol Calhoun
Carol Calhoun
Chief Operating Officer

[Signature Page to Tag Along Agreement]

Steven Adams
By:	/s/ Steven Adams
Steven Adams

[Signature Page to Tag Along Agreement]

BBTTFM Partners
By:	/s/ Steve Adams

[Signature Page to Tag Along Agreement]